Exhibit 99.1

Editas Medicine Announces First Quarter 2020 Results and Update

Patient dosing initiated in BRILLIANCE Phase 1/2 trial of EDIT-101 (AGN-151587) for LCA10

On track to file IND for EDIT-301 for sickle cell disease by end of 2020

Initiated IND-enabling studies for EDIT-201 allogeneic NK cell medicine for solid tumors

Cash, cash equivalents, and marketable securities of $415 million as of March 31, 2020

CAMBRIDGE, Mass., May 7, 2020 (GLOBE NEWSWIRE) –  Editas Medicine, Inc. (Nasdaq: EDIT), a leading genome editing company, today reported business highlights and financial results for the first quarter of 2020.

“The COVID-19 pandemic has given rise to unprecedented circumstances for Editas and the broader life sciences community,” said Cynthia Collins, Chief Executive Officer of Editas Medicine. “Our top priority is safety and we have implemented measures to ensure that safety comes first while mitigating the disruption to our business operations as much as possible. I want to thank our employees, patients, and partners for their resilience during this difficult time.”

Ms. Collins continued, “Despite these obstacles, 2020 has been a momentous year for Editas. We are incredibly proud to have advanced an entirely new class of medicines to the clinic with the first ever administration of EDIT-101, our in vivo CRISPR gene editing medicine for LCA10. In addition, we expect continued execution throughout 2020 which will include the expansion of our clinical programs through an expected IND filing for EDIT-301, our first engineered cell medicine and potentially best-in-class treatment for sickle cell disease and beta-thalassemia.”

Recent Achievements and Outlook

Business Outlook

•	COVID-19 Impact

Potential business interruptions due to the COVID-19 outbreak

Editas Medicine (Company) continues to evaluate the impact of the global COVID-19 pandemic on the continuity of the Company’s research, clinical trial activity, and business outlook. The Company has taken numerous steps to protect its employees, patients, and partners, while working to ensure the productivity of its business operations. As of March 12, the Company transitioned to remote working for office-based personnel. In addition, essential laboratory, manufacturing, and related support activities have been subject to precautionary measures to ensure the safety of our workforce.

In Vivo CRISPR Medicines

•	EDIT-101 for LCA10

First in vivo CRISPR medicine administered to a patient

Editas Medicine and Allergan announced the treatment of the first patient in the BRILLIANCE Phase 1/2 clinical trial of EDIT-101 at Oregon Health & Science University Casey Eye Institute, a world-recognized academic eye center. The study has been cleared to continue based on a review of safety data on the first patient. The Company plans to complete dosing of the adult low-dose cohort and to dose at least one patient of the adult mid-dose cohort by the end of 2020.

•	EDIT-102 for Usher Syndrome 2A

Ready for IND-enabling studies pending Allergan option exercise

Under the terms of its 2017 alliance agreement with Allergan, Editas Medicine has delivered a preclinical data package to Allergan for potential licensing. EDIT-102 is ready for IND-enabling studies pending Allergan’s option exercise. A decision is expected by the third quarter of 2020.

•	Autosomal Dominant Retinitis Pigmentosa 4

Nomination of development candidate delayed to 2021

Due to interruptions from the COVID-19 outbreak, Editas Medicine is delaying to 2021 the declaration of a development candidate for an experimental medicine to treat autosomal dominant retinitis pigmentosa 4.

Engineered Cell Medicines

•	EDIT-301 for Sickle Cell Disease and Beta-Thalassemia

IND filing expected by end of 2020

Editas Medicine is developing EDIT-301 using Cas12a (Cpf1), a proprietary enzyme, as a potentially best-in-class medicine to treat sickle cell disease and beta-thalassemia. Preclinical in vivo toxicology studies are in progress and the Company expects to file an IND for sickle cell disease by the end of 2020.

•	EDIT-201 to Treat Solid Tumors

Declared candidate and initiated IND-enabling studies for allogeneic NK cell medicine

EDIT-201 is an allogeneic healthy-donor natural killer (NK) cell medicine for the treatment of solid tumors. Editas Medicine plans to present preclinical data on EDIT-201 at a scientific conference in the second half of 2020.

Corporate

•	Leadership

The Company has strengthened its executive leadership team with the appointment of Clare Carmichael as Chief Human Resources Officer (CHRO). Clare brings more than 30 years of human resources experience and joins Editas Medicine from Wave Life Sciences, a clinical-stage genetics medicine company, where she served as CHRO.

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Intellectual Property
On June 24, 2019, the U.S. Patent and Trademark Office declared an interference between certain CRISPR/Cas9 patent applications submitted by the University of California, the University of Vienna, and Emmanuelle Charpentier and certain patents issued to the Broad Institute, Inc. (Broad) that have been licensed to Editas Medicine.  Oral arguments have been scheduled for May 18, 2020. The Broad patents remain valid and in force. Foundational claims covering the use of CRISPR/Cas9 for gene editing in eukaryotic cells have issued and continue to issue to Broad as patents in the United States, Europe, Japan, and other jurisdictions.

•	Balance Sheet

The Company expects that its existing cash, cash equivalents and marketable securities of $415.0 million at March 31, 2020, and anticipated interest income will enable it to fund its operating expenses and capital expenditures for at least the next 24 months. The Company remains committed to diligently managing expenses to maintain a strong balance sheet moving forward.

First Quarter for 2020 Financial Results

Cash, cash equivalents, and marketable securities at March 31, 2020, were $415.0 million, compared to $457.1 million at December 31, 2019.

For the three months ended March 31, 2020, net loss attributable to common stockholders was $37.7 million, or $0.69 per share, compared to $29.2 million, or $0.60 per share, for the same period in 2019.

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Collaboration and other research and development revenues were $5.7 million for the three months ended March 31, 2020, compared to $2.1 million for the same period in 2019. The $3.7 million increase was primarily attributable to an increase in revenue recognized pursuant to our strategic alliance with Allergan.

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Research and development expenses increased by $18.7 million, to $34.6 million for the three months ended March 31, 2020, from $15.8 million for the same period in 2019. The $18.7 million increase was primarily attributable to increased process and platform development expenses driven by increased manufacturing and clinical related costs, including costs under our profit-sharing arrangement with Allergan in the United States for EDIT-101, and expenses incurred related to an in-license arrangement entered into during the first quarter of 2020.

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General and administrative expenses increased by $0.3 million to $17.8 million for the three months ended March 31, 2020, from $17.5 million for the same period in 2019. The $0.3 million increase was primarily attributable to increased employee related expenses.

Upcoming Events

Editas Medicine plans to participate in the following scientific and medical conference:

•	23rd American Society of Gene & Cell Therapy Annual Meeting, May 12-15.

Editas Medicine plans to participate in the following investor event:

•	Raymond James Human Health Innovation Conference, June 18, 9:00 a.m. ET.

Conference Call

The Editas Medicine management team will host a conference call and webcast today at 8:00 a.m. ET to provide and discuss a corporate update and financial results for the first quarter 2020.  To access the call, please dial 844-348-3801 (domestic) or 213-358-0955 (international) and provide the passcode 1470397.  A live webcast of the call will be available on the Investors & Media section of the Editas Medicine website at www.editasmedicine.com and a replay will be available approximately two hours after its completion.

About Editas Medicine

As a leading genome editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas9 and CRISPR/Cas12a (also known as Cpf1) genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. For the latest information and scientific presentations, please visit www.editasmedicine.com.

About EDIT-101 (AGN-151587)

EDIT-101 is a CRISPR-based experimental medicine under investigation for the treatment of Leber congenital amaurosis 10 (LCA10). EDIT-101 is administered via a subretinal injection to reach and deliver the gene editing machinery directly to photoreceptor cells.

About the Editas Medicine-Allergan Alliance

In March 2017, Editas Medicine and Allergan Pharmaceuticals International Limited (Allergan) entered a strategic alliance and option agreement under which Allergan received exclusive access and the option to license up to five of Editas Medicine’s genome editing programs for ocular diseases, including EDIT-101 (AGN-151587). Under the terms of the agreement, Allergan is responsible for development and commercialization of optioned products, subject to Editas Medicine’s option to co-develop and share equally in the profits and losses of two optioned products in the United States. In August 2018, Allergan exercised its option to develop and commercialize EDIT-101 globally for the treatment of LCA10. Additionally, Editas Medicine exercised its option to co-develop and share equally in the profits and losses from EDIT-101 in the United States. Editas Medicine is also eligible to receive development and commercial milestones, as well as royalty payments on a per-program basis. The agreement covers a range of first-in-class ocular programs targeting serious, vision-threatening diseases based on Editas Medicine’s unparalleled CRISPR genome editing platform, including CRISPR/Cas9 and CRISPR/Cpf1 (also known as Cas12a).

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the Company’s plans with respect to the Brilliance Phase 1/2 clinical trial for EDIT-101 (AGN-151587) and filing an IND for EDIT-301 by the end of 2020. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of pre-clinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from pre-clinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. Those risks and uncertainties include, among other things, the uncertainties related to the impact of the

COVID-19 pandemic to the Company’s business, operations, strategy and goals, that data from the Company's development programs may not support registration or further development of its potential medicines due to safety, efficacy or other reasons, and other risks listed under “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  Any forward-looking statements contained in this press release represent Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

EDITAS MEDICINE, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(amounts in thousands, except per share and share data)

	Three Months Ended
	March 31,
	2020	2019
Collaboration and other research and development revenues	$5,723	$2,069
Operating expenses:
Research and development	34,570	15,842
General and administrative	17,769	17,489
Total operating expenses	52,339	33,331
Operating loss	(46,616)	(31,262)
Other income, net:
Other income (expense), net	7,333	(44)
Interest income, net	1,559	2,057
Total other income, net	8,892	2,013
Net loss	$(37,724)	$(29,249)
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(0.60)
Weighted-average common shares outstanding, basic and diluted	54,590,194	48,838,229

EDITAS MEDICINE, INC.

Selected Condensed Consolidated Balance Sheet Items

(unaudited)

(amounts in thousands)

	March 31,	December 31,
	2020	2019

Cash, cash equivalents, and marketable securities	$414,993	$457,140
Working capital	356,237	403,881
Total assets	466,737	508,885
Deferred revenue, net of current portion	139,372	163,207
Total stockholders’ equity	234,567	262,437

Investor Contact

Mark Mullikin

(617) 401-9083

mark.mullikin@editasmed.com

Media Contact

Cristi Barnett

(617) 401-0113

cristi.barnett@editasmed.com